EXHIBIT 10.1

BUYER PARENT GUARANTY
between
HUSKY OIL OPERATIONS LIMITED
(Guarantor)
and
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP
(Seller)
Dated as of August 11, 2017

i

This BUYER PARENT GUARANTY, dated as of August 11, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), is entered into by and between Husky Oil Operations Limited, an Alberta corporation (the “Guarantor”), and Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (“Seller”).
RECITALS
A.    Concurrently herewith, Husky Superior Refining Holding Corp., a Delaware corporation (“Buyer”) is entering into that certain Membership Interest Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “MIPA”), dated as of the date hereof, by and between Buyer and Seller. Capitalized terms used but not otherwise defined in this Guaranty have the meanings provided in the MIPA.
B.    Guarantor has agreed to, among other things, guarantee all of the Guaranteed Obligations as set forth herein.
C.    Guarantor indirectly owns 100% of the equity interest of Buyer and is expected to derive substantial indirect benefit from the Transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and to induce Seller to enter into the MIPA and to consummate the Transactions, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees with Seller as follows:

ARTICLE I.
DEFINITIONS

1.1Defined Terms. The following terms (whether or not underscored), when used in this Guaranty, including its Preamble and Recitals, shall have the following meanings:
“Buyer” has the meaning given in the Recitals.
“Guaranty” has the meaning given in the Preamble.
“Guaranteed Obligations” means (a) the payment and performance obligations of Buyer under the MIPA up to and including the Closing, including the obligation to pay the Closing Payment pursuant to and in accordance with Section 2.2(b) of the MIPA and (b) the obligation of Buyer to pay (x) the Post-Closing Net Working Capital Adjustment, if positive, pursuant to and in accordance with Section 2.3(c) of the MIPA, (y) the Post-Closing Inventory Adjustment, if positive, pursuant to and in accordance with Section 2.4(c) of the MIPA, and (z) the Final Reimbursable Capital Expenditures (if greater than the Estimated Reimbursable Capital Expenditures), pursuant to and in accordance with Section 2.5(d) of the MIPA.
“Guarantor” has the meaning given in the Preamble.

“MIPA” has the meaning given in the Recitals.
“Seller” has the meaning given in the Preamble.

1.2Rules of Interpretation. Unless otherwise provided herein, the rules of interpretation set forth in the MIPA shall apply to this Guaranty, including its preamble and recitals, mutatis mutandis.

ARTICLE II.
GUARANTY

2.1Guaranty. Subject to the terms and conditions of this Guaranty, Guarantor, as a primary obligor and not merely as surety, hereby unconditionally and irrevocably guarantees to Seller (a) the prompt and complete payment in full of the Guaranteed Obligations in immediately available funds in accordance with the terms hereof and the MIPA, by acceleration or otherwise, without offset or deduction and (b) that Buyer will perform the Guaranteed Obligations under the MIPA as and when required thereunder in accordance with the terms thereof. If for any reason any Guaranteed Obligation payable by Buyer has not been paid promptly when due under the MIPA, then in each such instance upon written demand of payment made by Seller to the Guarantor, the Guarantor shall pay the same or otherwise cause the same to be paid in accordance with the MIPA. If for any reason any Guaranteed Obligation of Buyer has not been performed in accordance with the MIPA, then in each such instance, upon written demand for performance made by Seller to the Guarantor, the Guarantor shall perform the same or otherwise cause the same to be performed in accordance with the MIPA.

2.2Guaranteed Obligations Absolute and Unconditional.

(a)This Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance when due, and not of collection only, and the obligations of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by Seller at any time of any right or remedy against Buyer or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations.

(b)Subject to Section 2.3, Guarantor’s obligations under this Guaranty shall remain in full force and effect until this Guaranty’s termination and shall not be released or discharged for any reason whatsoever and no invalidity, irregularity or unenforceability of the Guaranteed Obligations or other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor shall affect, impair or be a defense to this Guaranty.

(c)This is a continuing guarantee and all Guaranteed Obligations to which this Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

2.3Defenses. Notwithstanding anything to the contrary set forth herein, Guarantor reserves the right to assert any defenses which Buyer has available to it under the MIPA with respect to any of the Guaranteed Obligations, other than (a) defenses arising from the bankruptcy, insolvency, dissolution, liquidation or similar proceeding affecting Buyer and (b) the power or authority of Buyer to enter into the MIPA and to perform its obligations thereunder.

2.4Expenses. Should Seller seek to enforce any claims against the Guarantor arising from or out of this Guaranty in any Action pursued in courts of competent jurisdiction, then the non-prevailing party in any such Action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, expended or incurred by the prevailing party in connection with such Action, in immediately available funds.

2.5Certain Limitations. Notwithstanding anything to the contrary in this Guaranty:

(a)Seller hereby agrees that no Person other than Guarantor shall have any obligation or Liability arising out of, in connection with or relating to this Guaranty and that neither Seller nor any other Person shall have any remedy, recourse or right of recovery under this Guaranty against any current, former or prospective equity holder, member, general or limited partner, officer, director, agent, employee or Affiliate (other than Buyer) of Guarantor (any of the foregoing Persons, an “Excluded Person”), whether through Guarantor, Buyer, or otherwise, by or through attempted piercing of the corporate veil or through any other claim. All claims of any such Liability against any Excluded Person under this Guaranty are hereby expressly released and waived by Seller; provided, that the foregoing shall not serve as a defense to any claim that Guarantor have made fraudulent transfers to such Persons. This Guaranty, together with the MIPA, constitutes the entire agreement and understanding between Guarantor and Seller with respect to the subject matter herein and supersedes all oral communication and prior writings (including any such communications and writings between any Excluded Person and Seller) with respect to the subject matter hereof; and

(b)Subject to Section 5.1, this Guaranty is not intended to confer, and does not confer upon any Person, except for Guarantor and Seller, any rights or remedies hereunder; provided, that the Excluded Persons shall be third party beneficiaries of Section 2.5(a).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1Guarantor Representations and Warranties. Guarantor makes the following representations and warranties to and in favor of Seller, as of the date hereof.

(a)Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of Alberta and (ii) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so duly qualified would not result in a material adverse effect. Guarantor has the requisite corporate power and authority to execute, deliver and perform this Guaranty.

(b)Guarantor has duly authorized, executed and delivered this Guaranty, and neither Guarantor’s execution and delivery of this Guaranty nor its compliance with the terms hereof conflicts with or constitutes a default under or results in the violation of (i) any Law applicable to or binding on Guarantor or any of its properties, or (ii) the Organizational Documents of Guarantor.

(c)This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

ARTICLE IV.
SUBORDINATION; SUBROGATION; ETC.

4.1Taxes. Except as otherwise required by applicable Law, each payment required to be made by Guarantor hereunder shall be made without deduction or withholding for or on account of Taxes and shall not be less than the amounts otherwise specified to be paid under this Guaranty. Guarantor and Seller currently anticipate that so long as an appropriate FIRPTA certification is provided pursuant to Section 3.2(a)(iv) of the MIPA, as of the date hereof, no withholding should be required to the extent any payment is made by the Guarantor hereunder To the extent the Guarantor concludes that any deduction or withholding is required by applicable Law, Guarantor shall inform Seller of such conclusion, and the parties shall work in good faith to minimize or eliminate any such withholding obligations. If withholding is ultimately required, Guarantor shall, upon notice thereof to Seller, pay the amount required to be deducted or withheld to the appropriate authorities in accordance with applicable Law and in the case of any such deduction or withholding which would not have been required to be made by Buyer if Buyer had made the payment to Seller, forthwith pay to Seller such additional amount as may be necessary to ensure that the net after-Tax amount actually received by Seller is equal to the amount that such Seller would have received had there been no such deduction or withholding. Seller agrees to pay to Guarantor the amount of any refund (net of any costs or Taxes attributable to such refund) received after the Closing Date by Seller or its Affiliates in respect of any Taxes with respect to which Guarantor paid additional amounts to Seller pursuant to the prior sentence. The Parties shall cooperate, each at its own expense, in order to take all reasonably necessary steps to claim any such refund; provided, that for the avoidance of doubt, any such expense incurred by Seller shall be treated as a cost attributable to such refund for purposes of the immediately preceding sentence.

4.2Subordination.     Except as otherwise specifically provided in this Guaranty, all existing and future Indebtedness of, or other obligations owed by Buyer to Guarantor, is hereby subordinated to the Guaranteed Obligations. Without the prior written consent of Seller, any outstanding subordinated Indebtedness (including interest thereon) owed by Buyer to Guarantor shall not be paid or withdrawn in whole or in part, nor shall Guarantor accept any payment of or on account of any such Indebtedness, while any amount in respect of any Guaranteed Obligation is owed to Seller under the MIPA. Any payment by Buyer in violation of this Guaranty shall be received by Guarantor in trust for Seller, and Guarantor shall cause the same to be paid to Seller promptly upon demand by Seller on account of the Guaranteed Obligations. Guarantor shall not assign all or any portion of such Indebtedness while this Guaranty remains in effect except upon prior written notice to Seller by which and pursuant to an agreement under which the assignee of any such Indebtedness agrees that the assignment is made subject to the terms of this Guaranty, and that any attempted assignment of such Indebtedness in violation of the provisions hereof shall be void.

4.3Waiver. Guarantor hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable Law, all rights and remedies accorded to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies including:

(a)any right to require Seller to proceed against Buyer or any other Person or to pursue any other remedy in Seller’s power before proceeding against Guarantor;

(b)any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of Guarantor, Buyer or any other Person or the failure of Seller to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Buyer or any other Person;

(c)promptness, diligence, demand, presentment, protest and notice of any kind (except as required pursuant to this Guaranty or the MIPA) including notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of Buyer or Seller;

(d)any defense based upon an election of remedies by Seller, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Buyer or another Person for reimbursement, or both;

(e)any defense based on any offset against any amounts which may be owed by any Person to Guarantor for any reason whatsoever;

(f)any defense based on any failure to act, delay or omission whatsoever on the part of Buyer or any of its Affiliates or the failure by Buyer or any of its Affiliates to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the MIPA;

(g)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(h)any defense, setoff or counterclaim which may at any time be available to or asserted by Buyer or any of its Affiliates against Seller or any other Person under the MIPA solely based on or related to the bankruptcy or insolvency of Buyer or any of its Affiliates;

(i)any defense based on any change in the time, manner or place of any payment or performance under, or in any other term of, the MIPA, or any other amendment or waiver of or any consent or departure from the terms of the MIPA;

(j)any right to assert the bankruptcy or insolvency of Buyer or any other Person as a defense hereunder or as the basis for rescission hereof and any defense arising because of Seller’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code; and

(k)any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code.

4.4No Subrogation. Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Seller to whom such Guaranteed Obligation is payable and shall forthwith be paid to Seller to be credited and applied to such Guaranteed Obligation, whether matured or unmatured, in accordance with the terms of the MIPA. If (a) Guarantor shall make payment to Seller of all or any part of the Guaranteed Obligations and (b) all of the Guaranteed Obligations shall be paid in full, Seller will, at Guarantor’s request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.

4.5Reinstatement. This Guaranty and the obligations of Guarantor hereunder shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that for any reason any payment by or on behalf of Guarantor in respect of any portion of the Guaranteed Obligations is rescinded or otherwise restored to Guarantor or Buyer, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, in each case as if such payment had not been made, and Guarantor agrees that it will indemnify Seller and its respective successors and assigns, on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by Seller and its respective successors and assigns in connection with any such rescission or restoration.

4.6Termination. This Guaranty shall terminate on the first to occur of (a) Seller having received a replacement guaranty in form and substance reasonably satisfactory to Seller, (b) the earlier of (x) the date on which Buyer or the Guarantor has satisfied in full all of the Guaranteed Obligations and (y) the date on which Buyer has no further Guaranteed Obligations, (c) the date of termination of the MIPA and (d) the termination of this Guaranty by mutual written agreement of Guarantor and Seller; provided, that in the case of clauses (a) through (c) above, this Guaranty shall survive to the extent there are any outstanding claims under the MIPA as of such date in respect of any Guaranteed Obligations or with respect to any outstanding claim under this Guaranty.

ARTICLE V.
MISCELLANEOUS

5.1Successions or Assignments.

(a)This Guaranty shall inure to the benefit of the successors or permitted assigns of Seller who shall have, to the extent of their interest, the rights of Seller hereunder.

(b)This Guaranty is binding upon Guarantor and its successors and permitted assigns. Guarantor may not assign any of its obligations hereunder without the prior written consent of Seller in its sole discretion (and any purported assignment in violation of this Section 5.1 shall be void).

5.2Other Waivers.

(a)No failure on the part of Seller to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof. No partial or single exercise on the part of Seller of any of its rights hereunder or in connection herewith, with or without notice to Guarantor or any other Person, shall constitute a waiver of any rights or shall affect or impair this Guaranty or preclude any other or further exercise thereof or exercise of any other right, power or remedy.

(b)SELLER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF SELLER OR GUARANTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SELLER TO ACCEPT THIS GUARANTY AND ENTER INTO THE MIPA.

(c)Guarantor hereby irrevocably waives, to the extent it may do so under applicable Law, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against Guarantor for specific performance of this Guaranty by Seller or for its benefit by a receiver, custodian or trustee appointed for Guarantor or in respect of all or a substantial part of its assets under the bankruptcy or insolvency Laws of any jurisdiction to which Guarantor or its respective assets are subject.

5.3Headings. Paragraph headings and a table of contents have been inserted in this Guaranty as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Guaranty and shall not be used in the interpretation of any provision of this Guaranty.

5.4Remedies Cumulative. Each and every right and remedy of Seller hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the MIPA, or now or hereafter existing at law or in equity.

5.5Severability. In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

5.6Amendments. Notwithstanding anything to the contrary herein, this Guaranty may be amended, waived or otherwise modified only with the written consent of the parties hereto and otherwise in accordance with the MIPA.

5.7Jurisdiction. Guarantor agrees that any Action against Guarantor or with respect to or arising out of this Guaranty may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Seller may elect. By execution and delivery of this Guaranty, Guarantor accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Guarantor at its address for notices as specified herein and that such service shall be effective upon receipt of such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law or the right of Seller to bring any Action in any other competent jurisdiction. Guarantor hereby waives any right to stay or dismiss any Action under or in connection with this Guaranty or the MIPA brought before the foregoing courts on the basis of forum non-conveniens.

5.8Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

5.9Integration of Terms. This Guaranty and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Guaranty and any such agreement, document or instrument, the terms, conditions and provisions of this Guaranty shall prevail.

5.10Notices. All notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be effective if given in accordance with the provisions of Section 13.3 of the MIPA. Notices to Guarantor may be given at the following address (or such other address as notified by Guarantor to Seller in writing):

If to Guarantor:

Husky Oil Operations Limited
707 8th Avenue SW
Calgary, Alberta T2P 1H
Attention: James D Girgulis, Secretary and General Counsel Robyn Seely-Shumaker, Manager, Credit
Email: James.D.Girgulis@huskyenergy.com
robyn.shumaker@huskyenergy.com

With copy to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005
Attention: Fiona Schaeffer
John D. Franchini
Email: FSchaeffer@milbank.com
JFranchini@milbank.com

If to Seller:

Calumet Lubricants Co., Limited Partnership
2780 Waterfront Parkway East Drive, Suite 200
Indianapolis, Indiana 46214
Attention: Gregory J. Morical
E-mail: greg.morical@calumetspecialty.com

With copy to:
Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, TX 77002
Attention: John D. Pitts, P.C.
Bradford B. Rossi
E-mail: john.pitts@kirkland.com
bradford.rossi@kirkland.com

5.11Counterparts. This Guaranty may be executed in one or more counterparts and by facsimile transmission or electronic signature and when signed by all of the parties listed below shall constitute a single binding agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, by their officers or authorized persons duly authorized, intending to be legally bound, have caused this Guaranty to be duly executed and delivered as of the date first above written.

HUSKY OIL OPERATIONS LIMITED, as Guarantor

By: /s/ J.M. McKenzie
Name: J.M. McKenzie
Title: Chief Financial Officer

[Signature Page to Buyer Parent Guaranty]

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By: Calumet LP GP, LLC
Its: General Partner

By: Calumet Operating, LLC
Its: Sole Member

By: Calumet Specialty Products Partners, L.P.
Its: Sole Member

By: Calumet GP, LLC
Its: General Partner

By: /s/ Timothy Go
Name: Timothy Go
Title: Chief Executive Officer

[Signature Page to Buyer Parent Guaranty]